UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported) October 26, 2006

                                 Glowpoint, Inc.
                                 ---------------
             (Exact name of registrant as specified in its Charter)



         Delaware                    0-25940             77-0312442
         --------                    -------             ----------
(State or other jurisdiction        (Commission        (I.R.S Employer
        of incorporation)           File Number)      Identification No.)


225 Long Avenue Hillside, NJ                             07205
-----------------------------                            -----
(Address of principal executive offices)               (Zip Code)

        Registrant's telephone number, including area code (312) 235-3888


                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 8.01. OTHER EVENTS.

            On or about September 27, 2006, Glowpoint, Inc. ("Glowpoint" or the "Company") received at its offices a notice addressed to All Communications Corp. ("AllComm") from a collection agency retained by New York State Department of Taxation and Finance regarding an overdue tax liability (the "AllComm Tax Liability"). The total amount demanded as of that date was approximately $1.25 million, which consists of (i) an assessed sales and use tax liability of approximately $0.43 million for the period January 1, 1998 through May 18, 2000 (at which time AllComm was merged into ViewTech, Inc.), approximately $0.66 million for interest due thereon, and approximately $0.17 million in penalties, less approximately $0.02 million of credits; and (ii) an assessed corporate tax liability of approximately $0.01 million for AllComm's failure to file a corporate tax return in 2000.

           Since receipt of the notice, the Company has conducted an investigation to determine what liability, if any, it may have as a successor to AllComm. Outside legal and tax advisors have been retained to assist in this determination and to commence discussions with New York State, which efforts resulted in receiving some documents from New York State on October 24, 2006. To date, the Company has been able to determine that the AllComm Tax Liability appears to be in excess of what would have been owed based on AllComm's sales and fixed assets that were subject to New York State taxes. However, neither AllComm nor the Company appears to have properly objected during the audit process or appeal periods and the amount owed became final. Ultimately, a tax lien was recorded by New York State with the Clerk of Albany County, New York in August 2003. The retained advisors have had initial discussions with New York State in an attempt to have this matter resolved on the merits of the case. New York State, however, is under no obligation to reduce the liability and there can be no assurance that less than the full amount of the AllComm Tax Liability will remain due and owing.

           The Company's current management has discovered that there was activity relating to this matter by the Company's prior Finance Department in 2002 and 2003. The Company's prior Finance Department, however, did not disclose the AllComm Tax Liability and no liability was ever recorded. While current management attempts to resolve this matter, together with all other matters previously disclosed, current management is evaluating all options and causes of action, if any, the Company may have against third parties. There can be no assurance, however, that these efforts will be successful or result in any recovery.

            The Company continues working diligently to finalize all outstanding financial statements and begin filing current reports on a timely basis. On September 25, 2006, the Company filed a Form 8-K stating that it determined to restate applicable financial statements to reflect revisions to certain assumptions relating to tax and regulatory matters. The Company has determined that the liability for such tax and regulatory matters total $2.76 million as of December 31, 2005, which amount includes the $0.71 million accrued in the Company's financial statements for the period ended September 30, 2005. The Company will now determine the proper amount to record for the potential Allcomm Tax Liability to New York State and include such amount in its pending restated financial statements for the year ended December 31, 2004 and its pending restated interim financial statements for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005. This potential tax liability will increase the previously reported selling, general and administration ("SG&A") expense and increase previously reported operating losses and net losses for the indicated fiscal and quarterly periods. Other than corrections to classifications resulting from the restatement, previously reported cash flows are not expected to be impacted. In addition, the Company's cash position reported in the prior periods is not expected to be impacted.

            The Company's disclosure controls and procedures are designed, among other things, to ensure that information required to be disclosed in Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the Commission's rules and forms. The Company's certifying officers have carefully considered the effect of this latest financial issue on the adequacy of its disclosure controls and procedures and concluded that it will now require Finance Department personnel to quarterly sign letters of representation and will also institute an annual lien search to identify, record and process any similarly undisclosed liability. A lien and judgment search has been conducted by current management and no other material liability was discovered for inclusion in the pending restatement.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    GLOWPOINT, INC.

                                    BY: /s/ Michael Brandofino
                                        ----------------------------
                                        Michael Brandofino
                                        Chief Executive Officer and
                                        President

Date: October 26, 2006